Exhibit 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hector de J. Ruiz and Robert J. Rivet, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign Advanced Micro Devices, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/S/ HECTOR DE J. RUIZ Hector de J. Ruiz	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	February 28, 2007

/S/ ROBERT J. RIVET Robert J. Rivet	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	February 23, 2007

/S/ W. MICHAEL BARNES W. Michael Barnes	Director	February 23, 2007

/S/ JOHN E. CALDWELL John E. Caldwell	Director	February 27, 2007

/S/ BRUCE L. CLAFLIN Bruce L. Claflin	Director	February 25, 2007

/S/ H. PAULETT EBERHART H. Paulett Eberhart	Director	February 23, 2007

/S/ JAMES FLECK James Fleck	Director	February 27, 2007

/S/ ROBERT B. PALMER Robert B. Palmer	Director	February 26, 2007

/S/ LEONARD M. SILVERMAN Leonard M. Silverman	Director	February 23, 2007

/S/ MORTON L. TOPFER Morton L. Topfer	Director	February 23, 2007